UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2015

ChoiceOne Financial Services, Inc.
(Exact Name of Registrant as
Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-19202 (Commission File Number)	38-2659066 (IRS Employer Identification No.)

109 E. Division Street Sparta, Michigan (Address of Principal Executive Offices)	49345 (Zip Code)

Registrant's telephone number, including area code: (616) 887-7366

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 22, 2015, the Boards of Directors of ChoiceOne Financial Services, Inc. ("ChoiceOne") and ChoiceOne Bank appointed Kelly J. Potes as President of ChoiceOne and ChoiceOne Bank. Mr. Potes was also appointed as a director of ChoiceOne and ChoiceOne Bank. Prior to his appointment, Mr. Potes (age 53) was Senior Vice President and General Manager of ChoiceOne Insurance Agencies, Inc. since January 2001 and Senior Vice President of ChoiceOne Bank since January 2011. Prior to that, Mr. Potes was President of Kent-Ottawa Financial Advisors, Inc., a financial consulting firm, from 1998 to 2001 and Vice President, Retail Services of ChoiceOne Bank from 1984 to 1998. Mr. Potes has been a director of ChoiceOne Insurance Agencies, Inc. since January 2001. Mr. Potes formerly served as a Trustee of the Sparta Board of Education.

Mr. Potes is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is no agreement, arrangement or understanding pursuant to which Mr. Potes was selected as a director.

Mr. Potes will be entitled to receive compensation for his service as a director and as an officer and will participate in the various benefit plans of ChoiceOne applicable to executive officers of ChoiceOne as described in ChoiceOne's Proxy Statement for ChoiceOne's 2015 annual meeting of shareholders.

For more information about these changes, please see the press release attached as Exhibit 99.1 to this report, which is here incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

99.1 Press Release dated June 23, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	June 23, 2015	CHOICEONE FINANCIAL SERVICES, INC. (Registrant)

		By:	/s/ James A. Bosserd
James A. Bosserd Its Chief Executive Officer

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